Exhibit 4.17

Date 30 August 2007

DRYSHIPS INC.

as Borrower

- and -

HSH NORDBANK AG

as Lender

LOAN AGREEMENT

relating to a bridge loan facility of up to US$30,076,250

to part finance the acquisition cost of the vessels

“ATHINA ZAFIRAKIS” (tbr), “NORD MERCURY” (tbr),

“SHINYO BRILLIANCE” (tbr) and

“VOC GALAXY” (tbr)

WATSON, FARLEY & WILLIAMS

Piraeus

INDEX

		Page
Clause
1	INTERPRETATION	1
2	FACILITY	16
3	DRAWDOWN	16
4	INTEREST	17
5	INTEREST PERIODS	18
6	DEFAULT INTEREST	19
7	REPAYMENT AND PREPAYMENT	20
8	CONDITIONS PRECEDENT	21
9	REPRESENTATIONS AND WARRANTIES	21
10	GENERAL UNDERTAKINGS	23
11	CORPORATE UNDERTAKINGS	26
12	INSURANCE	27
13	SHIP COVENANTS	32
14	VALUATIONS	37
15	PAYMENTS AND CALCULATIONS	38
16	APPLICATION OF RECEIPTS	38
17	APPLICATION OF EARNINGS	39
18	EVENTS OF DEFAULT	39
19	FEES AND EXPENSES	43
20	INDEMNITIES	44
21	NO SET-OFF OR TAX DEDUCTION	46
22	ILLEGALITY, ETC	46
23	INCREASED COSTS	47
24	SET-OFF	48
25	TRANSFERS AND CHANGES IN LENDING OFFICE	48
26	VARIATIONS AND WAIVERS	49
27	NOTICES	50
28	SUPPLEMENTAL	51
29	LAW AND JURISDICTION	51
SCHEDULE 1 DRAWDOWN NOTICE		53
SCHEDULE 2 CONDITION PRECEDENT DOCUMENTS		54
EXECUTION PAGE		53

THIS AGREEMENT is made on 30 August 2007

BETWEEN

(1)	DRYSHIPS INC. as Borrower; and

(2)	HSH NORDBANK AG as Lender.

BACKGROUND

The Lender has agreed to make available to the Borrower a bridge loan facility of up to $30,076,250 (to be made available in up to four advances) for the purpose of financing or refinancing the deposits payable pursuant to Clause 2 of the MOAs in relation to the vessels “ATHINA ZAFIRAKIS” (tbr), “NORD MERCURY” (tbr) “SHINYO BRILLIANCE” (tbr) and “VOC GALAXY” (tbr) by Athina, Nord, Shinyo and Galaxy respectively.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Advance” means:

(a)	in relation to Athina, the Athina Advance;

(b)	in relation to Nord, the Nord Advance;

(c)	in relation to Shinyo, the Shinyo Advance; and

(d)	in relation to Galaxy, the Galaxy Advance,

and in the plural means all of them;

“Approved Broker” means each of Braemar Seascope Shipbrokers Ltd., H. Clarkson & Company Limited, Barry Rogliano Salles S.A., R.S. Platou Shipbrokers A.S., P.F. Bassoe AS, Arrow Sale & Purchase (UK) Ltd., Simpson Spence & Young, Fearnley AS and Maersk Shipbrokers;

“Approved Flag” means the Maltese flag or such other flag as the Lender may, in its sole and absolute discretion, approve as the flag on which a New Ship shall be registered;

“Approved Flag State” means any country in which the Lender, may in its sole and absolute discretion, approve that a New Ship be registered;

“Approved Manager” means, in relation to a Ship, Cardiff Marine Inc., a corporation incorporated in the Republic of Liberia and maintaining a ship management office at Omega Building, 80 Kifissias Avenue, Maroussi 151 25, Greece, or any other company which the Lender;

“Assignment of MOA” means, in respect of a New Ship, an assignment of the rights, title and benefit of each Buyer under the relevant MOA, to be entered into by the relevant Buyer in favour of the Lender, in such form as the Lender may approve or require and in the plural mean all of them;

“Athina” means Iason Owning Company Limited a corporation incorporated and organised under the laws of the Republic of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;

“Athina Advance” means an amount of up to $10,076,250, to be used for financing in full the deposit payable pursuant to Clause 2 of the Athina MOA;

“Athina MOA” means the memorandum of agreement dated 13 July 2007 made between the Borrower as buyer and the Athina Seller as seller in relation to the sale and purchase of “ATHINA” (as amended and supplemented by addendum No. 1 dated 6 August 2007 made between the Borrower, the Athina Seller and Athina pursuant to which the Borrower nominated Athina to be the buyer of “ATHINA”) and as the same may be further amended and supplemented from time to time.

“ATHINA” means the 2002-built Panamax bulk carrier of 74,204 deadweight metric tons currently named “ATHINA ZAFIRAKIS” and registered in the name of the Athina Seller under the                     flag which is to be purchased by Athina and registered in the ownership of Athina under an Approved flag;

“Athina Seller” means Immortality Shipping Co. Ltd., a corporation incorporated and organised under the laws of the Republic of Liberia with its registered office at 80 Broad Street, Monrovia, Liberia;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)	30 September 2007 (or such later date as the Lender may agree with the Borrower); or

(b)	if earlier, the date on which the Commitment is fully borrowed, cancelled or terminated;

“Borrower” means Dryships Inc., a corporation incorporated and existing under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Business Day” means a day on which banks are open in London and Hamburg and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Buyers” means together, Athina, Galaxy, Nord and Shinyo and in the singular means any of them;

“Celine” means Celine Shipping Company Limited, a company incorporated and existing under the laws of the Republic of Malta and having its registered office at 5/2 Merchants Street, Valetta, Malta;

“CELINE” means the 2002-built bulk carrier of 39,727 gross registered tons and 25,754 net registered tons named “MENDOCINO” registered with IMO No. 92312298 in the ownership of Celine under the Maltese flag with the name “CELINE”;

“Commitment” means $30,076,250, as that amount may be reduced, cancelled or terminated in accordance with this Agreement;

“Contract Price” means:

(a)	in relation to “ATHINA”, $67,175,000 being the purchase price payable pursuant to the MOA for that Ship;

(b)	in relation to “NORD”, $69,500,000 being the purchase price payable pursuant to the MOA for that Ship;

(c)	in relation to “SHINYO”; $75,000,000 being the purchase price payable pursuant to the MOA for that Ship; and

(d)	in relation to “GALAXY”, $55,500,000 being the purchase price payable pursuant to the MOA for that Ship;

“Contractual Currency” has the meaning given in Clause 20.4;

“Deed of Covenant” means, in relation to a Ship, the deed of covenant collateral to the Mortgage on such Ship creating a second charge over such Ship, in such form as the Lender may approve or require and, in the plural, means all of them;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to an Advance, the date requested by the Borrower for that Advance to be made, or (as the context requires) the date on which that Advance is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 1 (or in any other form which the Lender approves or reasonably requires);

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner thereof and which arise out of the use or operation of such Ship, including (but not limited to):

(a)	all freight, hire and passage moneys, compensation payable to the relevant Owner in the event of requisition of such Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of such Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and

(c)	if and whenever such Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to such Ship;

“Earnings Account” means:

(a)	in the case of “CELINE” an account in the name of Celine with the Lender designated “Celine Shipping Company Limited - Earnings Account”; and

(b)	in the case of “STAR”, an account in the name of Star with the Lender designated “Star Record Company Limited - Earnings Account”,

or any other account (with that or another office of the Lender) which is designated by the Lender as an Earnings Account for the purpose of this Agreement, and in the plural means both of them;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Ship and/or either Owner and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where either Owner and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 18.1;

“Existing Loan Agreements” means together:

(a)	a loan agreement dated 31 March 2006 (as supplemented and amended by a supplemental letter dated 15 May 2006 and a supplemental agreement dated 28 November 2006 and as amended and restated by an amending and restating agreement dated 23 May 2007) made between (inter alios) (i) the Borrower, (ii) certain banks and financial institutions referred to therein as lenders and (iii) the Lender as agent and security trustee in respect of a term loan and short term credit facilities of up to $692,051,350.33 in aggregate (the “Existing Senior Loan Agreement”); and

(b)	a loan agreement dated 31 March 2006 (as supplemented and amended by a supplemental letter dated 15 May 2006 and a supplemental agreement dated 28 November 2006 and as amended and restated by an amending and restating agreement dated 23 May 2007) made between (inter alios) (i) the Borrower, (ii) certain banks and financial institutions referred to therein as lenders and (iii) the Lender as agent and security trustee in respect of a term loan and short term credit facilities of up to $138,335,751.40 in aggregate (the “Existing Junior Loan Agreement”);

“Finance Documents” means:

(a)	this Agreement;

(b)	the Guarantees;

(c)	the Assignments of the MOA;

(d)	the Mortgages;

(e)	the Deeds of Covenant;

(f)	the General Assignments;

(g)	the Management Agreement Assignments;

(h)	the Manager’s Undertakings; and

(i)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“Galaxy” means Iokasti Owning Company Limited a corporation incorporated and organised under the laws of the Republic of Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;

“Galaxy Advance” means an amount of up to $5,550,000 to be used for financing in full the deposit payable pursuant to Clause 2 of the Galaxy MOA;

“Galaxy MOA” means the memorandum of agreement dated 13 July 2007 made between Galaxy as buyer and the Galaxy Seller as seller in relation to the sale and purchase of “GALAXY” and as the same may be further amended and supplemented from time to time;

“GALAXY” means the 2002-built Panamax bulk carrier of 51,201 deadweight metric tons currently named “VOC GALAXY” and registered in the ownership of the Galaxy Seller under the flag of Antigua & Barbuda which is to be purchased by Galaxy and registered in the ownership of Galaxy under an Approved Flag;

“Galaxy Seller” means MIT Maritime Investments & Trading GmbH & Co. KG, Haren Ems, a company incorporated and organised under the laws of the Republic of Germany;

“General Assignment” means, in relation to a Ship, a second priority general assignment of the Earnings, the Insurances and any Requisition Compensation of such Ship, in such form as the Lender may approve or require and, in the plural, means both of them;

“Group” means, together, the Borrower, each Buyer, each Owner and all their respective subsidiaries and any other companies in the same beneficial ownership as the Borrower and/or each Buyer and/or each Owner;

“Guarantee” means a guarantee of the Borrower’s obligations under this Agreement and the other Finance Documents executed or to be executed by each Owner in favour of the Lender in such form as the Lender shall approve or require and, in the plural, means both of them;

“IACS” means the International Association of Classification Societies;

“Insurances” means, in relation to a Ship:

(a)	all policies and contracts of insurance (including in respect of hull and machinery risks), including entries of such Ship in any protection and indemnity or war risks association, which are effected in respect of such Ship, her Earnings or otherwise in relation to her; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Interest Period” means a period determined in accordance with Clause 5;

“ISM Code” means:

(a)	‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisations pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes, in relation to each Ship and each New Ship:

(a)	the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to that Ship or that New Ship within the periods specified by the ISM Code; and

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Agent may require; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain the Ship’s or the compliance of its Owner with the ISM Code which the Agent may require;

“ISM SMS” means, in relation to each Ship, the safety management system for that Ship which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organisation (“IMO”) now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 (as amended) and the mandatory ISPS Code as adopted by a Diplomatic Conference of the IMO on Maritime Security in December 2002 and includes any amendments or extensions to it and any regulation issued pursuant to it but shall only apply insofar as it is applicable law in the relevant Ship’s flag state and any jurisdiction on which such Ship is operated;

“ISPS Code Documentation” includes:

(a)	the International Ship Security Certificate issued pursuant to the ISPS Code in relation to each Ship within the period specified in the ISPS Code; and

(b)	all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Agent may require;

“Lender” means HSH Nordbank AG acting through its office its Gerhart-Hauptmann-Platz 50, D-20095, Hamburg, Germany (or through another branch notified to the Borrower under Clause 25.6) or its successor or assign;

“LIBOR” means, for an Interest Period, the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Reuters BBA Page LIBOR 01 at or about 11.00 am (London time) on the second Business Day prior to the commencement of that Interest Period (and, for the purposes of this Agreement, “Reuters BBA Page LIBOR 01” means the display designated as “Reuters BBA Page LIBOR 01” on the Reuters Money News Service or such other page as may replace Reuters BBA Page LIBOR 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying the British Bankers’ Association Interest Settlement Rates for Dollars);

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means, in relation to a Ship, any casualty to such Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 or the equivalent in any other currency;

“Management Agreement” means, in relation to each Ship, an agreement made or to be made between (i) the Owner of that Ship, (ii) the Borrower and (iii) the Approved Manager in respect of the commercial and technical management of the Ship to be in form and substance in all respects acceptable to the Lender and, in the plural, means both of them;

“Management Agreement Assignment” means, in relation to each Management Agreement, the second priority assignment of the rights and interests of the Borrower and the relevant Owner under that Management Agreement in such form as the Lender may approve or require and, in the plural, means both of them;

“Manager’s Undertaking” means, in relation to a Ship, an undertaking to be issued by the Approved Manager in respect of such Ship in favour of the Lender, in such form as the Lender may approve or require;

“Margin” means 1.50 per cent. per annum;

“Market Value” means the market value of a Ship at any date determined in accordance with Clause 14.1;

“MOA” means:

(a)	in relation to Athina, the Athina MOA;

(b)	in relation to Galaxy, the Galaxy MOA;

(c)	in relation to Nord, the Nord MOA; and

(d)	in relation to Shinyo, the Shinyo MOA,

and in the plural means all of them;

“Mortgage” means, in relation to a Ship, the second priority Maltese statutory ship mortgage on such Ship, in such form as the Lender may approve or require and, in the plural, means both of them;

“Negotiation Period” has the meaning given in Clause 4.6;

“New Ships” means together, “ATHINA”, “GALAXY”, “NORD” and “SHINYO” and, in the singular means any of them;

“Nord” means Orpheus Owning Company Limited a corporation incorporated and organised under the laws of the Republic of Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;

“Nord Advance” means an amount of up to $6,950,000 to be used for financing in full the deposit payable pursuant to Clause 2 of the Nord MOA;

“Nord MOA” means the memorandum of agreement dated 26 July 2007 made between the Approved Manager as buyer and the Nord Seller as seller in relation to the sale and purchase of “NORD” (as amended and supplemented by addendum No. 1 dated 26 July 2007 made between the Approved Manager, the Nord Seller and Nord pursuant to which the Approved Manager nominated Nord to be the buyer of “NORD” and as the same may be further amended and supplemented from time to time);

“NORD” means the 2004-built Panamax bulk carrier of 76,629 deadweight metric tons currently named “NORD MERCURY” and registered in the ownership of the Nord Seller under the flag of Antigua and Barbuda which is to be purchased by Nord and registered in the ownership of Nord under an Approved Flag;

“Nord Seller” means Dampskibsselskabet Norden A/S a company incorporated and organised under the laws of Denmark with its registered office at 49 Amalegrade, DK-1256 Copenhagen, Denmark;

“Owner” means:

(a)	in relation to “CELINE”, Celine; and

(b)	in relation to “STAR”, Star,

and, in the plural, means both of them.

“Payment Currency” has the meaning given in Clause 20.4;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	Security Interests created pursuant to, or in connection with, the Existing Loan Agreements;

(c)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(d)	liens for salvage;

(e)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(f)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant Owner in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 13.13(h);

(g)	any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the relevant Owner is actively prosecuting or defending such proceedings or arbitration in good faith; and

(h)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 12 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)	any document which has been or is at any time sent by or to the Lender in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Lender and/or the satisfaction of any other condition, would constitute an Event of Default;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

“Relevant Person” has the meaning given in Clause 18.7;

“Repayment Date” means the earlier of (i) the date falling 5 months after the Drawdown Date of the first Advance and (ii) 29 February 2008;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Secured Liabilities” means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means each Owner, each Buyer, the Approved Manager and any other person (except the Lender) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Lender notifies the Borrower and the Security Parties that:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 19, 20, or 21 or any other provision of this Agreement or another Finance Document; and

(d)	the Lender does not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Seller” means, in relation to:

(a)	“ATHINA”, the Athina Seller;

(b)	“GALAXY”, the Galaxy Seller;

(c)	“NORD”, the Nord Seller; and

(d)	“SHINYO”, the Shinyo Seller,

and in the plural means all of them;

“Shinyo” means Team-up Owning Company Limited, a corporation incorporated and organised under the laws of the Republic of Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Shinyo Advance” means an amount of up to $7,500,000 to be used for financing in full the deposit payable pursuant to Clause 2 of the Shinyo MOA;

“Shinyo MOA” means the memorandum of agreement dated 6 August 2007 made between the Approved Manager as buyer and the Shinyo Seller as seller in relation to the sale and purchase of “SHINYO” (as amended and supplemented by addendum No. 1 dated 6 August 2007 made between the Approved Manager, the Shinyo Seller and Shinyo pursuant to which the Approved Manager nominated Shinyo to be the buyer of “SHINYO” and as the same may be further amended and supplemented from time);

“SHINYO” means the 2004-built Panamax bulk carrier of 75,707 deadweight metric tons currently named “SHINYO BRILLIANCE” and registered in the ownership of the Shinyo Seller under the              flag which is to be purchased by Shinyo and registered in the ownership of Shinyo under an Approved Flag;

“Shinyo Seller” means Golden Ocean Group Limited a company incorporated and organised under the laws of Bermuda;

“Ship” means each of “CELINE” and “STAR” and, in the plural, means both of them;

“Star” means Star Record Owning Company a corporation incorporated and existing under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960;

“STAR” means the 2004-built bulk carrier of 38,851 gross registered tons and 25,325 net registered tons named “LIGARI” registered with IMO No. 9279513 in the ownership of Star under the Maltese flag;

“Total Loss” means, in relation to a Ship or a New Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of such Ship or such New Ship;

(b)	any expropriation, confiscation, requisition or acquisition of such Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the full control of the relevant Owner or the relevant Buyer; and

(c)	any arrest, capture, seizure or detention of such Ship or such New Ship (including any hijacking or theft) unless it is within 30 days redelivered to the full control of the relevant Owner or the relevant Buyer;

“Total Loss Date” means, in relation to a Ship or a New Ship:

(a)	in the case of an actual loss of such Ship or such New Ship, the date on which it occurred or, if that is unknown, the date when such Ship or such New Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of such Ship or such New Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Owner or Buyer owning such Ship or such New Ship with such Ship’s or such New Ship’s insurers in which the insurers agree to treat such Ship or such New Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred;

1.2	Construction of certain terms. In this Agreement:

“approved” means, for the purposes of Clause 12, approved in writing by the Lender;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, fax or telex;

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Borrower owning the Ship is obliged to effect, under Clause 12 or any other provision of this Agreement or another Finance Document;

“on demand” means:

(a)	at any time when an Event of Default has occurred and is continuing, within 3 days of the Lender’s written demand; and

(b)	at all other times, within 21 days of the Lender’s written demand;

“parent company” has the meaning given in Clause 0;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 1 of the Institute Time Clauses (Hulls)(l/10/83) or clause 8 of the Institute Time Clauses (Hulls)(l/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 0;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by clause 23 of the Institute Time Clauses (Hulls)(l/10/83) or clause 24 of the Institute Time Clauses (Hulls)(l/11/1995).

1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P,

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation. In this Agreement:

(a)	references in Clause 1.1 to a Finance Document or any other document being in the form of a particular appendix include references to that form with any modifications to that form which the Lender approves or reasonably requires;

(b)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(c)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(d)	words denoting the singular number shall include the plural and vice versa; and

(e)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lender shall make available to the Borrower a loan facility of up to $30,076,250 (in up to four Advances).

2.2	Purpose of Advances. The Borrower undertakes with the Lender to use each Advance only for the purpose stated in Clause 3.2.

3	DRAWDOWN

3.1	Request for Advance. Subject to the following conditions, the Borrower may request an Advance to be made by ensuring that the Lender receives a completed Drawdown Notice for that Advance not later than 11.00 a.m. (Hamburg time) 2 Business Days prior to the intended Drawdown Date for that Advance.

3.2	Availability. The conditions referred to in Clause 3 are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period;

(b)	the Athina Advance shall be in an amount not exceeding the lesser of (i) 15 per cent. of the Contract Price in respect of “ATHINA” and (ii) $10,076,250;

(c)	the Galaxy Advance shall be in an amount not exceeding the lesser of (i) 10 per cent. of the Contract Price in respect of “GALAXY” and (ii) $5,550,000;

(d)	the Nord Advance shall be in an amount not exceeding the lesser of (i) 10 per cent. of the Contract Price in respect of “NORD” and (ii) $6,950,000;

(e)	the Shinyo Advance, shall be in an amount not exceeding the lesser of (i) 10 per cent. of the Contract Price in respect of “SHINYO” and (ii) $7,500,000;

(f)	each Advance shall be on-lent by the Borrower to the relevant Buyer and shall be used for the purpose of financing or refinancing in full the deposit payable pursuant to Clause 2 of the relevant MOA; and

(g)	the aggregate principal amount of the Advances shall not exceed $30,076,250.

3.3	Drawdown Notice irrevocable. A Drawdown Notice must be signed by an officer of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Lender.

3.4	Disbursement of Advance. Subject to the provisions of this Agreement, the Lender shall on each Drawdown Date make the relevant Advance to the Borrower; and payment to the Borrower shall be made to the account of the relevant Seller which the Borrower specifies in the relevant Drawdown Notice.

3.5	Disbursement of Advance to third party. The payment of an Advance by the Lender under Clause 3.4 shall constitute the making of the Advance and the Borrower shall at that time become indebted, as principal and direct obligor, to the Lender in an amount equal to that Advance.

4	INTEREST

4.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on each Advance in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

4.2	Normal rate of interest. Subject to the terms of this Agreement, the rate of interest applicable to each Advance (or any part thereof) for each Interest Period relating thereto shall be:

(a)	for an Interest Period in respect of which LIBOR is applicable, the aggregate of the applicable Margin and LIBOR for that Interest Period;

(b)	for any other Interest Period, such rate as shall be mutually agreed between the Lender and the Borrower for that Interest Period.

4.3	Payment of accrued interest. In the case of an Interest Period longer than 1 month, accrued interest shall be paid every 1 month during that Interest Period and on the last day of that Interest Period.

4.4	Notification of market disruption. The Lender shall promptly notify the Borrower if no rate is quoted on Reuters BBA Page LIBOR 01 or if for any reason the Lender is unable to obtain Dollars in the London Interbank Market in order to fund the Loan (or any part of it) during any Interest Period, stating the circumstances which have caused such notice to be given.

4.5	Suspension of drawdown. If the Lender’s notice under Clause 4.4 is served before an Advance is made, the Lender’s obligation to make the Advance shall be suspended while the circumstances referred to in the Lender’s notice continue.

4.6	Negotiation of alternative rate of interest. If the Lender’s notice under Clause 4.4 is served after an Advance is made, the Borrower and the Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Lender serves its notice under Clause 4.4 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lender to fund or continue to fund the Loan during the Interest Period concerned.

4.7	Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

4.8	Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender shall set an interest period and interest rate representing the cost of funding of the Lender in Dollars or in any available currency of the Loan plus the applicable Margin; and the procedure provided for by this Clause 4.8 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Lender.

4.9	Notice of prepayment. If the Borrower does not agree with an interest rate set by the Lender under Clause 4.8, the Borrower may give the Lender not less than 15 Business Days’ notice of its intention to prepay at the end of the interest period set by the Lender.

4.10	Prepayment. A notice under Clause 4.9 shall be irrevocable; and on the last Business Day of the interest period set by the Lender, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the applicable Margin.

4.11	Application of prepayment. The provisions of Clause 7 shall apply in relation to the prepayment.

5	INTEREST PERIODS

5.1	Commencement of Interest Periods. The first Interest Period applicable to an Advance shall commence on the Drawdown Date in respect of that Advance and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

5.2	Duration of normal Interest Periods. Subject to Clauses 5.3 and 5.4, each Interest Period shall be:

(a)	1 month; or

(b)	in the case of the first Interest Period applicable to the second and any subsequent Advance, a period ending on the last day of the then current Interest Period whereupon all of the Advances shall be consolidated and treated as a single Advance; or

(c)	such other period as the Lender may agree with the Borrower.

5.3	Duration of Interest Period for repayment instalment. The final Interest Period shall end on the Repayment Date.

5.4	Non-availability of matching deposits for Interest Period selected. If, after the Borrower has selected and the Lender has agreed an Interest Period longer than 3 months, the Lender notifies the Borrower by 11.00 a.m. (London time) on the second Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 1 month.

6	DEFAULT INTEREST

6.1	Payment of default interest on overdue amounts. The Borrower shall pay interest in accordance with the following provisions of this Clause 6 on any amount payable by the Borrower under any Finance Document which the Lender does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 18.4, the date on which it became immediately due and payable.

6.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Lender to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 6.3(a) and (b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 6.3(b).

6.3	Calculation of default rate of interest. The rates referred to in Clause 6.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it);

(b)	the applicable Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Lender may select from time to time:

(i)	LIBOR; or

(ii)	if the Lender determines that Dollar deposits for any such period are not being made available to it by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Lender by reference to the cost of funds to it from such other sources as the Lender may from time to time determine.

6.4	Notification of interest periods and default rates. The Lender shall promptly notify the Borrower of each interest rate determined by it under Clause 6.3 and of each period selected by it for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Lender’s notification.

6.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined.

6.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7	REPAYMENT AND PREPAYMENT

7.1	Repayment. The Borrower shall repay the Loan in a single instalment on the Repayment Date.

7.2	Repayment Date. On the Repayment Date, the Borrower shall additionally pay to the Lender all other sums then accrued or owing under any Finance Document.

7.3	Voluntary prepayment. Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period.

7.4	Conditions for voluntary prepayment. The conditions referred to in Clause 7.3 are that:

(a)	a partial prepayment shall be in an amount of $1,000,000 or an integral multiple thereof;

(b)	the Lender has received from the Borrower at least 15 days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(c)	the Borrower has provided evidence satisfactory to the Lender that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrower or any Security Party has been complied with.

7.5	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Lender and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

7.6	Mandatory prepayment. The Borrower shall be obliged to prepay the Relevant Advance:

(a)	if a New Ship is sold, on or before the date on which the sale is completed by delivery of the New Ship to the buyer;

(b)	if a New Ship becomes a Total Loss, by no later than the date falling 120 days after the relevant Total Loss Date; or

(c)	if an MOA is cancelled, rescinded or terminated on the date of cancellation, rescission or termination of such MOA.

In this Clause 7.6, “Relevant Advance” means the Advance which was used to finance or refinance the deposit for the Ship which has been sold, become a Total Loss or whose MOA has been cancelled, rescinded or been terminated.

7.7	Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 20 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 20.1(b) but without premium or penalty.

7.8	Application of partial prepayment. Each partial prepayment shall be applied in reduction of the Loan.

7.9	No reborrowing. No amount prepaid may be reborrowed.

8	CONDITIONS PRECEDENT

8.1	Documents, fees and no default. The Lender’s obligation to make an Advance is subject to the following conditions precedent:

(a)	that, on or before the service of the first Drawdown Notice, the Lender receives the documents described in Part A of Schedule 2 in form and substance satisfactory to it and its lawyers;

(b)	that, on each Drawdown Date but prior to the making of the relevant Advance, the Lender receives the documents described in Part B of Schedule 2 in form and substance satisfactory to it and its lawyers;

(c)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Advance;

(ii)	the representations and warranties in Clause 9.1 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 4.4 has occurred and is continuing;

(d)	that the Lender has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Lender may request by notice to the Borrower prior to the relevant Drawdown Date.

8.2	Waivers of conditions precedent. If the Lender, at its discretion, permits an Advance to be borrowed before certain of the conditions referred to in Clause 8.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the relevant Drawdown Date (or such longer period as the Lender may specify).

9	REPRESENTATIONS AND WARRANTIES

9.1	General. The Borrower represents and warrants to the Lender as follows.

9.2	Status. The Borrower is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands.

9.3	Share capital and ownership. The Borrower has an authorised share capital divided into 75,000,000 registered shares of $0.01 each, 35,490,097 of which shares have been issued, each fully paid.

9.4	Corporate power. The Borrower or, as the case may be, each Buyer or each Owner has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the MOA to which it is a party and to purchase and pay for its New Ship under the relevant MOA;

(b)	to execute the Finance Documents to which it is a party; and

(c)	to borrow under this Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which it is a party.

9.5	Consents in force. All the consents referred to in Clause 9.4 remain in force and nothing has occurred which makes any of them liable to revocation.

9.6	Legal validity; effective Security Interests. The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors’ rights generally.

9.7	No third party Security Interests. Without limiting the generality of Clause 9.6, at the time of the execution and delivery of each Finance Document:

(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

9.8	No conflicts. The execution by the Borrower of each Finance Document to which it is a party, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

9.9	No withholding taxes. All payments which the Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

9.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

9.11	No litigation. No legal or administrative action involving the Borrower has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken which can be considered material in the context of this Agreement or any other Finance Document.

9.12	Validity and completeness of MOAs. Each MOA constitutes valid, binding and enforceable obligations of the relevant Seller and the relevant Buyer in accordance with its terms; and:

(a)	the copy of each MOA delivered to the Lender before the date of this Agreement is a true and complete copy thereof; and

(b)	no amendments or additions to any MOA have been agreed (other than as previously advised in writing to the Lender) nor has any Buyer or any Seller waived any of their respective rights under any MOA.

9.13	No rebates etc. There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to any Buyer, any Seller or a third party in connection with the purchase by a Buyer of the New Ship to be purchased by it other than as disclosed to the Lender in writing on or prior to the date of this Agreement.

9.14	Compliance with certain undertakings. At the date of this Agreement, the Borrower is in compliance with Clauses 10.2, 10.4, 10.7 and 10.11.

9.15	Taxes paid. The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower or its business.

9.16	ISM Code and ISPS Code compliance. The Borrower will procure that the Owners and the Approved Manager obtain all necessary ISM Code Documentation and ISPS Code Documentation in connection with the Ships and comply with the ISM Code and the ISPS Code.

9.17	No money laundering. Without prejudice to the generality of Clause 2.2, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms that it is acting for its own account and that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

10	GENERAL UNDERTAKINGS

10.1	General. The Borrower undertakes with the Lender to comply with the following provisions of this Clause 10 at all times during the Security Period, except as the Lender may otherwise permit.

10.2	Title; negative pledge and pari passu ranking. The Borrower will:

(a)	own (directly or indirectly) the entire beneficial interest in each Owner and in each Buyer free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents;

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future; and

(c)	procure that its liabilities under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

10.3	No disposal of assets. The Borrower will, and will procure that the Owners and the Buyers will, not transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	its Ship or, as the case may be, its New Ship; or

(c)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.

10.4	Restriction on other liabilities or obligations to be incurred. The Borrower will not incur, and will procure that none of the Owners and/or the Buyers will, incur, any liability or obligation except liabilities and obligations:

(a)	under the Finance Documents and the Existing Loan Agreements; and

(b)	(in the case of each Owner and each Buyer) incurred in the normal course of its business of operating its Ship.

10.5	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

10.6	Shareholder and creditor notices. The Borrower will send the Lender, at the same time as they are despatched, copies of all communications which are despatched to the Borrower’s shareholders or creditors or any class of them.

10.7	Consents. The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Lender of, all consents required:

(a)	for each Buyer to perform its obligations under the relevant MOA;

(b)	for each Owner to perform its obligations under the Management Agreement to which it is a party;

(c)	for the Borrower to perform its obligations under any Finance Document to which it is a party;

(d)	for the validity or enforceability of any Finance Document;

(e)	for each Owner to continue to own and operate the Ship owned by it,

and the Borrower will comply with the terms of all such consents.

10.8	Maintenance of Security Interests. The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)

without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which may be or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

10.9	Notification of litigation. The Borrower will provide the Lender with details of any legal or administrative action involving the Borrower, any Security Party, the Approved Manager, either Ship, any New Ship or the Earnings or the Insurances of either Ship as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

10.10	No amendment to MOA. The Borrower will procure that no Buyer will agree to any amendment or supplement to, or waive or fail to enforce, the MOA to which that Buyer is a party or any of its provisions.

10.11	Principal place of business. The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated in Clause 27.2(a); and the Borrower will not establish, or do anything as a result of which it would be deemed to have a place of business in any country other than the Marshall Islands, Malta and Greece.

10.12	Confirmation of no default. The Borrower will, within 2 Business Days after service by the Lender of a written request, serve on the Lender a notice which is signed by 2 directors of the Borrower and which;

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

10.13	Notification of default. The Borrower will notify the Lender as soon as the Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred,

and will keep the Lender fully up-to-date with all developments.

10.14	Provision of further information. The Borrower will, as soon as practicable after receiving the request, provide the Lender with any additional financial or other information relating:

(a)	to the Borrower, either Ship, any New Ship or the Earnings or the Insurances of either Ship; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document, which may be requested by the Lender at any time.

10.15	Ownership. The Borrower shall ensure that (a) it shall remain the direct or indirect owner of the whole of the issued share capital of each Buyer and each Owner and (b) there shall be no change in the legal and beneficial ownership of the shares in each Buyer and each Owner.

10.16	General and administrative costs. The Borrower shall ensure that the payment of all the general and administrative costs of the Borrower, the Owners and the Buyers in connection with the ownership and operation of the Ships and the New Ships (excluding the payment of the management fees pursuant to the Management Agreements) shall be fully subordinated to the payment obligations of the Borrower, the Owners and the Buyers under this Agreement and the other Finance Documents throughout the Security Period.

11	CORPORATE UNDERTAKINGS

11.1	General. The Borrower also undertakes with the Lender to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Lender may otherwise permit.

11.2	Maintenance of status. The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Republic of the Marshall Islands.

11.3	Negative undertakings. The Borrower will not:

(a)	change the nature of its business; or

(b)	declare or pay any dividend or effect any other form of distribution except as permitted pursuant to clause 12.3(b) of the Existing Senior Loan Agreement or as approved by the Majority Lenders (as that term is defined in the Existing Senior Loan Agreement) pursuant to the Existing Senior Loan Agreement;

(c)	effect any form of redemption, purchase or return of share capital; or

(d)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in the Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected;

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length Provided that this shall not prevent or restrict the Borrower from on-lending the Loan to the Buyers or granting credit or financial assistance to its wholly-owned direct or indirect subsidiaries;

(e)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

(f)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative other than Designated Transactions (as defined in the Existing Loan Agreements);

(g)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

12	INSURANCE

12.1	General. The Borrower also undertakes with the Lender to procure that each Owner will comply with the following provisions of this Clause 12 at all times during the Security Period except as the Lender may otherwise permit.

12.2	Maintenance of obligatory insurances. The Borrower shall procure that each Owner shall keep the Ship owned by it insured at the expense of that Owner against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks (including protection and indemnity war risks);

(c)	in the case of protection and indemnity war risks, in an amount equal to the amount for which the war risks under the hull policies are effected; and

(d)	any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Lender be reasonable for the relevant Owner to insure and which are specified by the Lender by notice to the relevant Owner.

12.3	Terms of obligatory insurances. The Borrower shall procure that each Owner shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) an amount, which when aggregated with the insured value of the other Ships at the relevant time subject to a Mortgage, is equal to 120 per cent, of the Loan and (ii) the Market Value of the Ship owned by it; and

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry (with the international group of protection and indemnity clubs) and the international marine insurance market (currently $1,000,000,000);

(d)	in relation to protection and indemnity risks, in respect of the full value and tonnage of the Ship owned by it;

(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

12.4	Further protections for the Lender. In addition to the terms set out in Clause 12.3, the Borrower shall procure that the obligatory insurances shall:

(a)

(except in relation to risks referred to in Clauses 12.2(c) and (d)) name (or be amended to name) the Lender as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance and shall procure that no other assured shall be additional named without the prior consent of the Lender;

(b)	name the Lender as sole loss payee with such directions for payment as the Lender may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that the insurers shall waive, to the fullest extent permitted by English law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Lender in respect of any rights or interests (secured or not) held by or available to the Lender in respect of the Secured Liabilities, until the Secured Liabilities shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph (d) from making personal claims against persons (other than the relevant Owner or the Lender) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;

(e)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender;

(f)	provide that the Lender may make proof of loss if the relevant Owner fails to do so; and

(g)	provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Lender, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, charge or lapse shall not be effective with respect to the Lender for 30 days (or 7 days in the case of war risks) after receipt by the Lender of prior written notice from the insurers of such cancellation, change or lapse.

12.5	Renewal of obligatory insurances. The Borrower shall procure that each Owner shall:

(a)	at least 21 days before the expiry of any obligatory insurance:

(i)	notify the Lender of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Owner proposes to renew that insurance and of the proposed terms of renewal; and

(ii)	in case of any substantial change in insurance cover, obtain the Lender’s approval to the matters referred to in paragraph (i) above;

(b)	at least 14 days before the expiry of any obligatory insurance, renew the insurance in accordance with the Lender’s approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

12.6	Copies of policies; letters of undertaking. The Borrower shall procure that each Owner shall ensure that all approved brokers provide the Lender with copies of all policies relating to the obligatory insurances which they effect or renew and of a letter or letters of undertaking in a form required by the Lendersand including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 12.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with the said loss payable clause;

(c)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Lender, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Owner or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Lender of the terms of the instructions; and

(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by the relevant Owner under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies (including, without limitation, any fleet lien) or, any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Lender.

12.7	Copies of certificates of entry. The Borrower shall procure that each Owner shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by that Owner is entered provides the Lender with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Lenders; and

(c)	where required to be issued under the terms of insurance/indemnity provided by the Borrower’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Owner in accordance with the requirements of such protection and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority.

12.8	Deposit of original policies. The Borrower shall procure that each Owner shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

12.9	Payment of premiums. The Borrower shall procure that each Owner shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Lender.

12.10	Guarantees. The Borrower shall procure that each Owner shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

12.11	Restrictions on employment. The Borrower shall procure that neither Owner employ the Ship owned by it, nor permit her to be employed, outside the cover provided by any obligatory insurances.

12.12	Compliance with terms of insurances. The Borrower shall procure that neither Owner shall do or omit to do (or permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and, in particular:

(a)	each Owner shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 12.7(c) above) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(b)	neither Owner shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved by the underwriters of the obligatory insurances;

(c)	each Owner shall make all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	neither Owner shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

12.13	Alteration to terms of insurances. The Borrower shall procure that neither Owner shall either make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance without the prior written consent of the Lender.

12.14	Settlement of claims. The Borrower shall procure that neither Owner shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

12.15	Provision of copies of communications. The Borrower shall procure that each Owner shall provide the Lender, at the time of each such communication, copies of all written communications between that Owner and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Owner’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Owner and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

12.16	Provision of information. In addition, the Borrower shall procure that each Owner shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 12.17 below or dealing with or considering any matters relating to any such insurances and the Borrower shall, forthwith upon demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a) above.

12.17	Mortgagee’s interest and additional peril insurances. The Lender shall be entitled from time to time to effect, maintain and renew all or any of the following insurances in such amounts, on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate:

(a)	a mortgagee’s interest marine insurance in an amount equal to 120 per cent. of the Loan, providing for the indemnification of the Lender for any losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to either Ship or a liability of either Ship or of either Owner, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a nonpayment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:

(i)	any act or omission on the part of either Owner, of any operator, charterer, manager or sub-manager of either Ship or of any officer, employee or agent of either Owner or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(ii)	any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of either Owner, any other person referred to in paragraph (i) above, or of any officer, employee or agent of either Owner or of such a person, including the casting away or damaging of either Ship and/or either Ship being unseaworthy; and/or

(iii)	any other matter capable of being insured against under a mortgagee’s interest marine insurance policy whether or not similar to the foregoing;

(b)	a mortgagee’s interest additional perils policy in an amount not less than 110 per cent. of the Loan, providing for the indemnification of the Lender against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of either Ship, the imposition of any Security Interest over either Ship and/or any other matter capable of being insured against under a mortgagee’s interest additional perils policy whether or not similar to the foregoing and the Borrower shall upon demand fully indemnify the Lender in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

12.18	Review of insurance requirements. The Lender shall be entitled to review the requirements of this Clause 12 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Lender, significant and capable of affecting the Owners or the Ships and their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Owners may be subject), and may appoint insurance consultants in relation to this review at the cost of the Borrower.

12.19	Modification of insurance requirements. The Lender shall notify the Borrower of any proposed modification under Clause 12.18 to the requirements of this Clause 13 which the Lender considers appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrower as an amendment to this Clause 13 and shall bind the Borrower accordingly.

12.20	Compliance with mortgagee’s instructions. The Lender shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require either Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Lender until the Owner of that Ship implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 12.19.

13	SHIP COVENANTS

13.1	General. The Borrower also undertakes with the Lender to procure that each Owner shall, and each Buyer shall, following the delivery of the relevant New Ship in accordance with the terms of the relevant MOA to such Buyer, comply with the following provisions of this Clause 13 at all times during the Security Period except as the Lender may otherwise permit.

13.2	Ship’s name and registration. The Borrower shall procure that each Owner shall keep the Ship owned by it registered in its ownership under Maltese flag and shall procure that each Buyer shall, following delivery to it, keep the New Ship owned by it registered in its ownership under the relevant flag; shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of either Ship.

13.3	Repair and classification. The Borrower shall procure that each Owner and each Buyer shall keep the Ship or, as the case may be, its New Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest class at Lloyd’s Register of Ships (or such other first-class classification society which is a member of IACS acceptable to the Lender) free of overdue recommendations and conditions of such classification society; and

(c)	so as to comply with all laws and regulations applicable to vessels registered at ports in Malta or, in the case of a New Ship, with the relevant Approved Flag State, or to vessels trading to any jurisdiction to which the Ship may trade from time to time, including but not limited to the ISM Code, the ISPS Code, the ISM Code Documentation and the ISPS Code Documentation.

13.4	Classification society undertaking. The Borrower shall procure that each Owner or each Buyer shall instruct the classification society referred to in Clause 13.3 (and procure that the classification society undertakes with the Lender):

(a)	to send to the Lender, following receipt of a written request from the Lender, certified true copies of all original class records held by the classification society in relation to the Ship owned by that Owner or, as the case may be, the New Ship owned by that Buyer;

(b)	to allow the Lender (or its agents), at any time and from time to time, to inspect the original class and related records of that Owner and its Ship or, as the case may be, the Buyer and its New Ship, at the offices of the classification society and to take copies of them;

(c)	to notify the Lender immediately in writing if the classification society:

(i)	receives notification from that Owner or, as the case may be, that Buyer or any person that the relevant Ship’s or the relevant New Ship’s classification society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the relevant Ship’s or, as the case may be, the relevant New Ship’s class under the rules or terms and conditions of that Owner’s or, as the case may be, that Buyer’s or the relevant Ship’s or, as the case may be, the relevant New Ship’s membership of the classification society;

(d)	following receipt of a written request from the Lender:

(i)	to confirm that Owner or, as the case may be, that Buyer is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)	if that Owner or, as the case may be, that Buyer is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Lender in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society.

13.5	Modification. The Borrower shall procure that neither Owner nor any Buyer shall make any modification or repairs to, or replacement of, the Ship or, as the case may be, the

New Ship, owned by it or equipment installed on her which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce her value.

13.6	Removal of parts. The Borrower shall procure that neither Owner nor any Buyer shall remove any material part of the Ship or, as the case may be, the New Ship owned by it, or any item of equipment installed on, the Ship or, as the case may be, the New Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lender and becomes on installation on the Ship or, as the case may be, the New Ship the property of the Owner or, as the case may be, the Buyer and subject to the security constituted by the Mortgage and if applicable, the Deed of Covenant relative to that Ship or, as the case may be, that New Ship Provided that the Owner or, as the case may be, the Buyer may install equipment owned by a third party if the equipment can be removed without any risk of damage to that Ship or, as the case may be, that New Ship.

13.7	Surveys. The Borrower shall procure that each Owner and each Buyer shall submit the Ship or, as the case may be, the New Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lender, provide the Lender (at the expense of the Borrower) with copies of all survey reports.

13.8	Inspection. The Borrower shall procure that each Owner and each Buyer shall permit the Lender (by surveyors or other persons appointed by it for that purpose) to board the Ship or, as the case may be, the New Ship owned by it at all reasonable times to inspect her condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections Provided that so long as no Event of Default has occurred and is continuing at the relevant time and a Ship or, as the case may be, a New Ship is found to be in a satisfactory condition (in the opinion of the Lender) the Borrower shall be obliged to pay the fees and expenses of one inspection of that Ship or, as the case may be, that New Ship in any calendar year.

13.9	Prevention of and release from arrest. The Borrower shall procure that each Owner and each Buyer shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship or, as the case may be, the New Ship owned by it, her Earnings or her Insurances;

(b)	all taxes, dues and other amounts charged in respect of that Ship or, as the case may be, that New Ship, her Earnings or her Insurances; and

(c)	all other outgoings whatsoever in respect of that Ship or, as the case may be, that New Ship , her Earnings or her Insurances and, forthwith upon receiving notice of the arrest of that Ship or, as the case may be, that New Ship, or of her detention in exercise or purported exercise of any lien or claim, the relevant Owner or, as the case may be, the relevant Buyer shall within 10 Business Days procure her release by providing bail or otherwise as the circumstances may require.

13.10	Compliance with laws etc. The Borrower shall procure that each Owner, each Buyer and each Approved Manager shall:

(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by the relevant Owner or, as the case may be, the New Ship owned by the relevant Buyer, its ownership, operation and management or to the business of that Owner or, as the case may be, that Buyer;

(b)	not employ the Ship or, as the case may be, the New Ship nor allow her employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship’s or, as the case may be, the New Ship’s war risks insurers unless the prior written consent of the Lender has been given and the Owner has (at its expense) effected any special, additional or modified insurance cover which the Lender may require.

13.11	Provision of information. The Borrower shall procure that each Owner or, as the case may be, each Buyer shall promptly provide the Lender with any information which the Lender requests regarding:

(a)	the Ship or, as the case may be, the New Ship owned by it, her employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of the Ship or, as the case may be, the New Ship owned by it;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Ship or, as the case may be, New Ship and any payments made in respect of that Ship or, as the case may be, New Ship;

(d)	any towages and salvages;

(e)	its compliance or the compliance of that Ship or, as the case may be, New Ship with the ISM Code and the ISPS Code, and, upon the Lender’s request, provide copies of any current charter relating to that Ship or, as the case may be, New Ship and of any current charter guarantee, and copies of the ISM Code Documentation and the ISPS Code Documentation.

13.12	Notification of certain events. The Borrower shall procure that each Owner and each Buyer, each Buyer shall immediately notify the Lender by letter of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship or, as the case may be, the New Ship, owned by it or has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of that Ship or, as the case may be, New Ship, any exercise or purported exercise of any lien on that Ship or, as the case may be, New Ship or her Earnings or any requisition of that Ship or, as the case may be, New Ship for hire;

(e)	any intended dry docking of that Ship or, as the case may be, New Ship;

(f)	any Environmental Claim made against that Owner or in connection with that Ship or, as the case may be, New Ship, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Owner or as the case may be, Buyer, the Approved Manager or otherwise in connection with that Ship or, as the case may be, New Ship; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with and the Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require of the Owner’s or, as the case may be, the Buyer’s, the Approved Manager’s or any other person’s response to any of those events or matters.

13.13	Restrictions on chartering, appointment of managers etc. The Borrower shall procure that neither Owner nor any Buyer shall:

(a)	let the Ship or, as the case may be, New Ship owned by it on bareboat or demise charter for any period;

(b)	enter into any time or consecutive voyage charter in respect of that Ship or, as the case may be, New Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 11 months;

(c)	change the terms on which that Ship or, as the case may be, New Ship is employed or the identity of the person by whom that Ship or, as the case may be, New Ship is employed;

(d)	enter into any charter in relation to that Ship or, as the case may be, New Ship under which more than 2 months’ hire (or the equivalent) is payable in advance;

(e)	charter that Ship or, as the case may be, New Ship otherwise than on bona fide arm’s length terms at the time when that Ship or, as the case may be, New Ship is fixed;

(f)	appoint a manager of that Ship or, as the case may be, New Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Manager’s appointment;

(g)	de-activate or lay up that Ship or, as the case may be, New Ship; or

(h)	put that Ship or, as the case may be, New Ship into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $500,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or her Earnings for the cost of such work or otherwise.

13.14

Notice of Mortgage. The Borrower shall procure that each Owner shall keep the Mortgage applicable to the Ship owned by it registered against that Ship as a valid first priority or preferred mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Owner to the Lender.

13.15	Sharing of Earnings. The Borrower shall procure that neither Owner shall:

(a)	enter into any agreement or arrangement for the sharing of any Earnings;

(b)	enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of that Owner to any Earnings; or

(c)	enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.

14	VALUATIONS

14.1	Valuation of Ships. The market value of a Ship or, as the case may be, New Ship at any date is that shown by taking the arithmetic mean of two valuations each prepared:

(a)	as at a date not more than 14 days previously;

(b)	by an Approved Broker appointed by the Lender with the valuations being addressed to the Lender;

(c)	with or without physical inspection of the Ship (as the Lender may require);

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer;

(e)	with or without charter or other contract of employment at the option of the Lender; and

(f)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

14.2	Valuations binding. Any valuation under Clause 14.1 shall be binding and conclusive as regards the Borrower.

14.3	Frequency of Valuations. The Borrower acknowledges and agrees that the Lender may commission valuations of each Ship or, as the case may be, New Ship at such times as the Lender shall deem necessary.

14.4	Provision of information. The Borrower shall promptly provide the Lender and any shipbroker or expert acting under Clause 14.1 with any information which the Lender or the shipbroker or expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Lender (or the expert appointed by it) considers prudent.

14.5	Payment of valuation expenses. Without prejudice to the generality of the Borrower’s obligations under Clauses 19.2, 19.3 and 20.3, the Borrower shall, on demand, pay the Lender the amount of the fees and expenses of any shipbroker or expert instructed by the Lender under this Clause and all legal and other expenses incurred by the Lender in connection with any matter arising out of this Clause.

15	PAYMENTS AND CALCULATIONS

15.1	Currency and method of payments. All payments to be made by the Borrower to the Lender under a Finance Document shall be made to the Lender:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Lender shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(c)	to the account of the Lender at JPMorgan Chase Bank, New York City, NY, U.S.A. (Account No 001-1-331808 (Swift Code “CHASUS 33” under reference “Dryships Inc. -US$30,076,250 bridge facility”), or to such other account with such other bank as the Lender may from time to time notify to the Borrower.

15.2	Payment on non-Business Day. If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

15.3	Basis for calculation of periodic payments. All interest and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

15.4	Lender accounts. The Lender shall maintain an account showing the amounts advanced by the Lender and all other sums owing to the Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

15.5	Accounts prima facie evidence. If the account maintained under Clauses 15.4 shows an amount to be owing by the Borrower or a Security Party to the Lender, that account shall be prima facie evidence that that amount is owing to the Lender.

16	APPLICATION OF RECEIPTS

16.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Lender under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents (or any of them) in such order of application and/or such proportions as the Lender may specify by notice to the Borrower and the Security Parties;

(b)	SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Lender, by notice to the Borrower and the

Security Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of this Clause; and

(c)	THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

16.2	Variation of order of application. The Lender may, by notice to the Borrower and the Security Parties, provide for a different manner of application from that set out in Clause 16.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

16.3	Notice of variation of order of application. The Lender may give notices under Clause 16.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

16.4	Appropriation rights overridden. This Clause 16 and any notice which the Lender gives under Clause 16.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

17	APPLICATION OF EARNINGS

17.1	Payment of Earnings. The Borrower undertakes with the Lender to ensure that throughout the Security Period:

(a)	(subject only to provisions of the relevant General Assignment), all the Earnings of each Ship are paid to the Earnings Account for that Ship; and

(b)	transfers and withdrawals may only be made from any Earnings Account to pay the operating expenses of the relevant Ship.

17.2	Location of accounts. The Borrower shall promptly comply, and ensure that the Owners comply, with any requirement of the Lender as to the location or re-location of any Earnings Account.

17.3	Debits for expenses etc. The Lender shall be entitled (but not obliged) from time to time to debit any Earnings Account without prior notice in order to discharge any amount due and payable to it under Clause 19 or 20 or payment of which it has become entitled to demand under Clause 19 or 20.

17.4	Borrower’s obligations unaffected. The provisions of this Clause 17 do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.

18	EVENTS OF DEFAULT

18.1	Events of Default. An Event of Default occurs if:

(a)	the Borrower or any Security Party fails to pay when due or if so payable on demand any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clause 8.2, 10.2, 10.3, 11.2, 11.3, 17.1 or 17.2; or

(c)	any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a) or (b) if, in the opinion of the Lender, such default is capable of remedy and such default continues unremedied 10 days after written notice from the Lender requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in any Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach caused by paragraph (a), (b) or (c)); or

(e)	any representation, warranty or statement made by, or by an officer of, the Borrower or a Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person exceeding $1,000,000 (or the equivalent in any other currency) in aggregate:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the opinion of the Lender, unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $500,000 or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to a Relevant Person, or the members or directors of a Relevant Person pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Lender and effected not later than 3 months after the commencement of the winding up; or

(v)	a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of a Relevant Person unless the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition; or

(vi)	a Relevant Person petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(vii)	any meeting of the members or directors of a Relevant Person is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv) or (v); or

(viii)	in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the opinion of the Lender, is similar to any of the foregoing; or

(h)	the Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Lender, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Lender considers material under a Finance Document; or

(ii)	for the Lender to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)	any consent necessary to enable either Owner to own, operate or charter the Ship owned by it or to enable the Borrower or any Security Party to comply with any provision which the Lender considers material of a Finance Document or any MOA is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)	it appears to the Lender that, without its prior written consent, a change has occurred or probably has occurred after the date of this Agreement in the ultimate beneficial ownership of any of the shares in either Owner or any Buyer or in the ultimate control of the voting rights attaching to any of those shares; or

(l)	without the prior written consent of the Lender (such consent not to be unreasonably withheld) George Economou ceases to be the Chief Executive Officer of the Borrower or George Economou (either directly and/or through companies beneficially owned by him and/or trusts or foundations of which he is a beneficiary) owns and controls less than 25 per cent. of the issued share capital of the Borrower;

(m)	any provision which the Lender considers material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(n)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(o)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of the Borrower or either Owner or any Buyer; or

(ii)	any accident or other event involving either Ship or another vessel owned, chartered or operated by a Relevant Person;

in the light of which the Lender considers that there is a significant risk that the Borrower or any Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

18.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default the Lender may:

(a)	serve on the Borrower a notice stating that all obligations of the Lender to the Borrower under this Agreement are terminated; and/or

(b)	serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(c)	take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b), the Lender is entitled to take under any Finance Document or any applicable law.

18.3	Termination of Commitment. On the service of a notice under Clause 18.2(a) the Commitment, and all other obligations of the Lender to the Borrower under this Agreement, shall terminate.

18.4	Acceleration of Loan. On the service of a notice under Clause 18.2(b), the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

18.5	Multiple notices; action without notice. The Lender may serve notices Clauses 18.2(a) and (b) simultaneously or on different dates and it may take any action referred to in Clause 18.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

18.6	Exclusion of Lender liability. Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to the Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused directly and mainly by the dishonesty, the gross negligence or the wilful misconduct of the Lender’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

18.7	Relevant Persons. In this Clause 18 a “Relevant Person” means the Borrower, a Security Party and any other member of the Group; but excluding any company which is dormant and the value of whose gross assets is $50,000 or less.

18.8	Interpretation. In Clause 18.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 18.1(g) “petition” includes an application.

19	FEES AND EXPENSES

Arrangement and commitment fee. The Borrower shall pay to the Lender a non-refundable arrangement fee of $180,457.50 on the date of this Agreement.

19.1	Costs of negotiation, preparation etc. The Borrower shall pay to the Lender on its demand the amount of all reasonable expenses incurred by the Lender in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document (including, without limitation, any legal fees or expenses incurred by the Lender with respect to the legal opinions referred to in Schedule 2).

19.2	Costs of variations, amendments, enforcement etc. The Borrower shall pay to the Lender, on the Lender’s demand, the amount of all reasonable expenses incurred by the Lender in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lender concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 14 or any other matter relating to such security; or

(d)	any step taken by the Lender with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

19.3	Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Lender’s demand, fully indemnify the Lender against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

19.4	Certification of amounts. A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 19 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

20	INDEMNITIES

20.1	Indemnities regarding borrowing and repayment of Loan. The Borrower shall fully indemnify made or brought against the Lender on its demand in respect of all claims, expenses, liabilities and losses which are incurred by the Lender, or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)	any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 6);

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 18,

and in respect of any tax (other than tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under any Finance Document.

20.2	Breakage costs. Without limiting its generality, Clause 20.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender) to hedge any exposure arising under this Agreement or a number of transactions of which this Agreement is one.

20.3	Miscellaneous indemnities. The Borrower shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by the Lender, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Lender or by any receiver appointed under a Finance Document;

(b)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty, the gross negligence or wilful misconduct of the officers or employees of the Lender.

Without prejudice to its generality, this Clause 20.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

20.4	Currency indemnity. If any sum due from the Borrower or any Security Party to the Lender under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrower shall indemnify the Lender against the loss arising when the amount of the payment actually received by the Lender is converted at the available rate of exchange into the Contractual Currency.

In this Clause 20.4, the “available rate of exchange” means the rate at which the Lender is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 20.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

20.5	Certification of amounts. A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	NO SET-OFF OR TAX DEDUCTION

21.1	No deductions. All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

21.2	Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Lender as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

21.3	Evidence of payment of taxes. Within one month after making any tax deduction, the Borrower shall deliver to the Lender documentary evidence satisfactory to the Lender that the tax had been paid to the appropriate taxation authority.

21.4	Exclusion of tax on overall net income. In this Clause 21 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on the Lender’s overall net income.

22	ILLEGALITY, ETC

22.1	Illegality. This Clause 22 applies if the Lender notifies the Borrower that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

22.2	Notification and effect of illegality. On the Lender notifying the Borrower under Clause 22.1, the Commitment shall terminate; and thereupon or, if later, on the date specified in the Lender’s notice under Clause 22.1 as the date on which the notified event would become effective the Borrower shall prepay the Loan in full in accordance with Clause 7.

22.3

Mitigation. If circumstances arise which would result in a notification under Clause 22.1 then, without in any way limiting the rights of the Lender under Clause 22.2, the Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this

Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

23	INCREASED COSTS

23.1	Increased costs. This Clause 23 applies if the Lender notifies the Borrower that it considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement (including, without limitation, any laws or regulations which shall replace, amend and/or supplement those set out in the statement of the Basle Committee on Banking Regulations and Supervisory Practices dated July 1988 and entitled “International Convergence of Capital Management and Capital Structures”)) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Lender (or a parent company of it) has incurred or will incur an “increased cost”.

23.2	Meaning of “increased cost”. In this Clause 23, “increased cost” means:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining the Commitment or performing its obligations under this Agreement, or of having outstanding all or any part of the Loan or other unpaid sums; or

(b)	a reduction in the amount of any payment to the Lender under this Agreement or in the effective return which such a payment represents to the Lender or on its capital;

(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Loan or (as the case may require) the proportion of that cost attributable to the Loan; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 20.1 or by Clause 21.

For the purposes of this Clause 23.2 the Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

23.3	Payment of increased costs. The Borrower shall pay to the Lender, on its demand, the amounts which the Lender from time to time notifies the Borrower that it has specified to be necessary to compensate it for the increased cost.

23.4	Notice of prepayment. If the Borrower is not willing to continue to compensate the Lender for the increased cost under Clause 23.3, the Borrower may give the Lender not less than 14 days’ notice of its intention to prepay the Loan at the end of an Interest Period.

23.5	Prepayment. A notice under Clause 23.4 shall be irrevocable; and on the date specified in the Borrower’s notice of intended prepayment, the Commitment shall terminate and the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the applicable Margin.

23.6	Application of prepayment. Clause 7 shall apply in relation to the prepayment.

24	SET-OFF

24.1	Application of credit balances. The Lender may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of the Lender in or towards satisfaction of any sum then due from the Borrower to the Lender under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.

24.2	Existing rights unaffected. The Lender shall not be obliged to exercise any of its rights under Clause 24.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document).

24.3	No Security Interest. This Clause 24 gives the Lender a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

25	TRANSFERS AND CHANGES IN LENDING OFFICE

25.1	Transfer or assignment by Borrower. The Borrower may not, without the consent of the Lender, transfer or assign any of its rights or obligations under any Finance Document.

25.2	Assignment by Lender. The Lender may assign or transfer all or any of the rights and interests which it has under or by virtue of the Finance Documents to another bank or financial institution which is experienced in ship financing after prior consultation with the Borrower.

25.3	Rights of assignee. In respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document, or any misrepresentation made in or in connection with a Finance Document, a direct or indirect assignee or transferee of any of the Lender’s rights or interests under or by virtue of the Finance Documents shall be entitled to recover damages by reference to the loss incurred by that assignee or transferee as a result of the breach or misrepresentation irrespective of whether the Lender would have incurred a loss of that kind or amount.

25.4	Sub-participation; subrogation assignment. The Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower; and the Lender may assign, in any manner and terms agreed by it, all or any part of those rights to an insurer or surety who has become subrogated to them.

25.5	Disclosure of information. The Lender may disclose to a potential assignee or transferee or sub-participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

25.6	Change of lending office. The Lender may change its lending office by giving notice to the Borrower and the change shall become effective on the later of:

(a)	the date on which the Borrower receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26	VARIATIONS AND WAIVERS

26.1	Variations, waivers etc. by Lender. A document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or the Lender’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower and the Lender and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

26.2	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clause 26.1, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Lender (or any person acting on its behalf) shall result in the Lender (or any person acting on its behalf) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

27	NOTICES

27.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

27.2	Addresses for communications. A notice shall be sent:

(a)	to the Borrower:	Omega Building
80 Kifissias Avenue
Maroussi 151 25
Greece

Fax No: +30 210 809 0275
Attn: the Chief Financial Officer

(b)	to the Lender:	HSH Nordbank AG
Gerhart-Hauptmann-Platz 50
D-20095 Hamburg
Germany
Fax No: +(49) 40 33 33 34 118
Attn: Shipping, Greek Clients

or to such other address as the relevant party may notify the other.

27.3	Effective date of notices. Subject to Clauses 27.4 and 27.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

27.4	Service outside business hours. However, if under Clause 27.3 a notice would be deemed to be served:

(a)	on a day which is not a Business Day in the place of receipt; or

(b)	on such a Business Day, but after 5 p.m. local time,

the notice shall (subject to Clause 27.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

27.5	Illegible notices. Clauses 27.3 and 27.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

27.6	English language. Any notice under or in connection with a Finance Document shall be in English.

27.7	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

27.8	Meaning of “notice”. In this Clause 28 “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

28	SUPPLEMENTAL

28.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to the Lender are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

28.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

28.3	Counterparts. A Finance Document may be executed in any number of counterparts.

28.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

29	LAW AND JURISDICTION

29.1	English law. This Agreement shall be governed by, and construed in accordance with, English law.

29.2	Exclusive English jurisdiction. Subject to Clause 29.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

29.3	Choice of forum for the exclusive benefit of the Lender. Clause 29.2 is for the exclusive benefit of the Lender, which reserves the rights:

(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England. The Borrower shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

29.4	Process agent. The Borrower irrevocably appoints Ince & Co. at its registered office for the time being, presently at International House, 1st Katherine’s Way, London E1W 1UN England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

29.5	Lender’s rights unaffected. Nothing in this Clause 29 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

29.6	Meaning of “proceedings”. In this Clause 29, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

EXECUTION PAGE

BORROWER

SIGNED by	)
for and on behalf of	)
DRYSHIPS INC.	)
in the presence of:	)

LENDER

SIGNED by	)
for and on behalf of	)
HSH NORDBANK AG	)
in the presence of:	)